Exhibit 4.1

Description of the Company’s

Securities Registered Pursuant to

Section 12 of the Securities Exchange Act

The following is a brief description of the capital stock of NextGen Healthcare, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”) and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (our “charter”), Amended and Restated Bylaws (our “bylaws”), Indenture (as defined below), and form of certificate representing the Notes (as defined below), each of which are incorporated by reference and/or filed as an exhibit to the Annual Report on Form 10-K of which this exhibit 4.1 is a part. It also summarizes some relevant provisions of the Delaware General Business Corporation Law, which we refer to as “Delaware law” or “DGCL” and is subject to and qualified in its entirety by reference to the DGCL. Since the terms of our certificate of incorporation, bylaws and Indenture, form of certificate representing the Notes, and Delaware law are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Delaware law.

General

The Company is authorized to issue two classes of stock to be designated, respectively, “common stock” and “preferred stock.” The total number of shares of capital stock which the Company shall have authority to issue is 110,000,000. The total number of shares of common stock that the Company is authorized to issue is 100,000,000, having a par value of $0.01 per share, and the total number of shares of preferred stock that the Company is authorized to issue is 10,000,000, having a par value of $0.01 per share.

Common Stock

The voting, dividend, liquidation, and other rights and powers of the common stock are subject to and qualified by the rights, powers and preferences of any series of preferred stock as may be designated by the board of directors of the Company (the “board of directors”) and outstanding from time to time.

Holders of shares of our common stock are entitled to one vote per share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. Except as otherwise required by law, holders of our common stock shall not be entitled to vote on any amendment to our charter that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our charter or pursuant to the DGCL. The holders of our common stock do not have cumulative voting rights in the election of directors.

Subject to the rights of any holders of any outstanding series of preferred stock, the number of authorized shares of common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Holders of shares of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to limitations under Delaware law and the preferential rights of the holders of any outstanding shares of preferred stock.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs and after payment in full of all amounts required to be paid to creditors and to the holders of our preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

All shares of our common stock that are outstanding are fully paid and non-assessable.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed in our charter and in the resolution or resolutions providing for the creation and issuance of such series adopted by the board of directors. Our board of directors may determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. The resolution or resolutions providing for the creation and issuance of any series of preferred stock may provide that such series shall be superior or rank equally or be junior to any other series of preferred stock to the extent permitted by law and our charter. Except as otherwise required by law, holders of any series of preferred stock shall be entitled only to such voting rights, if any, as shall expressly be granted by our charter.

The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Indenture and Notes

On November 1, 2022, the Company issued $275,000,000 principal amount of its 3.75% Convertible Senior Notes due 2027 (the “Notes”). The Notes were issued pursuant to, and are governed by, an indenture (the “Indenture”), dated as of November 1, 2022, between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). Pursuant to the purchase agreement between the Company and the initial purchasers of the Notes, the Company granted the initial purchasers an option to purchase, for settlement within a period of 13 days from, and including, the date the Notes are first issued, up to an additional $45,000,000 principal amount of Notes. The Notes issued on November 1, 2022 include $45,000,000 principal amount of Notes issued pursuant to the full exercise by the initial purchasers of such option.

The Notes will be the Company’s senior, unsecured obligations and will be (i) equal in right of payment with the Company’s existing and future senior, unsecured indebtedness; (ii) senior in right of payment to the Company’s existing and future indebtedness that is expressly subordinated to the Notes; (iii) effectively subordinated to the Company’s existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and (iv) structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent the Company is not a holder thereof) preferred equity, if any, of the Company’s subsidiaries.

The Notes will accrue interest at a rate of 3.75% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2023. The Notes will mature on November 15, 2027, unless earlier repurchased, redeemed or converted. Before August 16, 2027, noteholders will have the right to convert their Notes only upon the occurrence of certain events. From and after August 16, 2027, noteholders may convert their Notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. The Company will have the right to elect to settle conversions either entirely in cash or in a combination of cash and shares of its common stock. However, upon conversion of any Notes, the conversion value, which will be determined over an “Observation Period” (as defined in the Indenture) consisting of 60 trading days, will be paid in cash up to at least the principal amount of the Notes being converted. The initial conversion rate is 38.9454 shares of common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $25.68 per share of common stock. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.

The Notes will be redeemable, in whole or in part (subject to certain limitations described below), at the Company’s option at any time, and from time to time, on or after November 20, 2025, and before the 61st scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of the Company’s common stock exceeds 130% of the conversion price on (i) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (ii) the trading day immediately before the date the Company sends such notice. However, the Company may not redeem less than all of the outstanding Notes unless at least $100.0 million aggregate principal amount of Notes are outstanding and not called for redemption as of the time the Company sends the related redemption notice. The redemption price will be a cash amount equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, calling any Note for redemption will constitute a Make-Whole Fundamental Change with respect to that Note, in which case the conversion rate applicable to the conversion of that Note will be increased in certain circumstances if it is converted with a conversion date that is on or after the date the Company sends the related redemption notice and on or before the second business day immediately before the related redemption date.

If certain corporate events that constitute a “Fundamental Change” (as defined in the Indenture) occur, then, subject to a limited exception for certain cash mergers, noteholders may require the Company to repurchase their Notes at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. The definition of Fundamental Change includes certain business combination transactions involving the Company and certain de-listing events with respect to the Company’s common stock.

The Notes will have customary provisions relating to the occurrence of “Events of Default” (as defined in the Indenture), which include the following: (i) certain payment defaults on the Notes (which, in the case of a default in the payment of interest on the Notes, will be subject to a 30-day cure period); (ii) the Company’s failure to send certain notices under the Indenture within specified periods of time; (iii) the Company’s failure to comply with certain covenants in the Indenture relating to the Company’s ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to another person; (iv) a default by the Company in its other obligations or agreements under the Indenture or the Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture; (v) certain defaults by the Company or any of its significant subsidiaries with respect to indebtedness for borrowed money of at least $50,000,000; (vi) the rendering of certain judgments against the Company or any of its significant subsidiaries for the payment of at least $50,000,000, where such judgments are not paid, discharged or stayed within 60 days after the date on which the right to appeal has expired or on which all rights to appeal have been extinguished; and (vii) certain events of bankruptcy, insolvency and reorganization involving the Company or any of its significant subsidiaries.

If an Event of Default involving bankruptcy, insolvency or reorganization events with respect to the Company (and not solely with respect to a significant subsidiary of the Company) occurs, then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any person. If any other Event of Default occurs and is continuing, then, the Trustee, by notice to the Company, or noteholders of at least 25% of the aggregate principal amount of Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately. However, notwithstanding the foregoing, the Company may elect, at its option, that the sole remedy for an Event of Default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right of the noteholders to receive special interest on the Notes for up to 365 days at a specified rate per annum not exceeding 0.50% on the principal amount of the Notes.